Exhibit 10.4

CONSULTING AGREEMENT

This Agreement is dated this 1st day of June 29, 2015 by and between G. Randall & Sons, Inc., (The “Consultant”), and FBEC Worldwide Inc., (The "Company").

I

RECITALS

A.The COMPANY desires to enter into a consulting agreement with CONSULTANT wherein CONSULTANT will provide support services to working with the formulations and beverage production of the 2.0 ounce hemp-based beverage as described in the Intellectual Property Purchase Agreement dated June 29, 2015.

B. COMPANY and CONSULTANT have reviewed this agreement and any documents delivered pursuant hereto, and have taken such additional steps and reviewed such additional documents and information as deemed necessary to make an informed decision to enter into this Agreement.

C. Each of the parties hereto desires to make certain representations, warranties and agreements in connection herewith and also to describe certain conditions hereto.

II

AGREEMENT

Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Job Description: Consulting for FBEC management in support services to working with the formulations and beverage production of the 2.0 ounce hemp-based beverage as described in the Intellectual Property Purchase Agreement dated June 29, 2015
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3.	Term: The term of this agreement is for a period of twelve (12) months; automatically renewable with mutual consent provided that there are revenues exceeding $250,000 at the end of this 12 month term.

4.	Compensation:

a.	Fee: CONSULTANT will receive an annual fee of $36,000 to be paid in monthly installments of $3,000.00.

b.	Expenses: The COMPANY will not pay any costs and expenses of CONSULTANT directly related to their performance herein. Any request to pay such costs or expenses will be considered provided that said expenses are submitted to the COMPANY and approved either verbally or in writing in advance. Unapproved expenses will not be considered.

5.	Confidentiality:

a.	This Agreement. The provisions of this Agreement are confidential and private and are not to be disclosed to outside parties (except on a reasonable need to know basis only) without the express, advance consent of all parties hereto or by order of a court of competent jurisdiction.

b.	Proprietary Information. CONSULTANT agrees and acknowledges that during the course of this agreement in the performance of his duties and responsibilities that he will come into possession or knowledge of information of a confidential nature and/or proprietary information of COMPANY.

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Such confidential and/or proprietary information includes but is not limited to the following of COMPANY, its agents, contractors, consultants and all affiliates: corporate and/or financial information and records of COMPANY or any client, customer or associate of COMPANY; information regarding artists or others under contract, or in contact with, COMPANY; customer information; client information; shareholder information; business contacts, investor leads and contacts; consultant information; documents regarding COMPANY’s website and any COMPANY product, including intellectual property.

CONSULTANT represents and warrants to COMPANY that he will not divulge confidential, proprietary information of COMPANY to anyone or anything without the advance, express consent of COMPANY, and further will not use any proprietary information of COMPANY for his or anyone else's gain or advantage during and after the term of this agreement.

5. Further Representations and Warranties: CONSULTANT acknowledges that this is a consulting position and represents that they will perform their duties and functions herein in a timely, competent and professional manner. CONSULTANT represents and warrants that he will be fair in his dealing with COMPANY and will not knowingly do anything against the interests of COMPANY.

6. Survival of Warranties and Representations: The parties hereto agree that all warranties and representations of the parties survive the closing of this transaction.

7. Termination: This agreement is expressly not “at will.” It can be terminated by COMPANY only for cause, after reasonable notice and opportunity to correct any alleged deficiencies.

III

MISCELLANEOUS PROVISIONS

1. Expenses: Each party shall bear its respective costs, fees and expenses associated with the entering into or carrying out its obligations under this Agreement.

2. Indemnification: Any party, when an offending party, agrees to indemnify and hold harmless the other non-offending parties from any claim of damage of any party or non-party arising out of any act or omission of the offending party arising from this Agreement.

3. Notices: All notices required or permitted hereunder shall be in writing and shall be deemed given and received when delivered in person or sent by confirmed facsimile, or ten (10) business days after being deposited in the United States mail, postage prepaid, return receipt requested, addressed to the applicable party as the address as follows:

Company:	FBEC Worldwide, Inc.
1621 Central Avenue
Cheyenne, WY 82001

Consultant:	G. Randall & Sons, Inc.
2069 Coast Blvd
Del Mar CA 92014

4. Breach: In the event of a breach of this Agreement, ten (10) days written notice (from the date of receipt of the notice) shall be given. Upon notice so given, if the breach is not so corrected, the non-breaching party may take appropriate legal action per the terms of this Agreement.

5. Assignment: This Agreement is assignable only with the written permission of COMPANY.

6. Amendment: This Agreement is the full and complete, integrated agreement of the parties, merging and superseding all previous written and/or oral agreements and representations between and among the parties, and is amendable in writing upon the agreement of all concerned parties. All attachments hereto, if any, are deemed to be a part hereof.

7. Interpretation: This Agreement shall be interpreted as if jointly drafted by the parties. It shall be governed by the laws of the State of California applicable to contracts made to be performed entirely therein.

8. Enforcement: If the parties cannot settle a dispute between them in a timely fashion, either party may file for arbitration within Nevada County, California. Arbitration shall be governed by the rules of the American Arbitration Association. The arbitrator(s) may award reasonable attorneys fees and costs to the prevailing party. Either party may apply for injunctive relief or enforcement of an arbitration decision in a court of competent jurisdiction within Nevada County, California.

9. Counterparts: This Agreement may be executed in counterparts each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Facsimile signatures shall be considered as valid and binding as original signatures.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

/s/ Linda Strause	June 29, 2015
Linda Strause, Ph.D. Vice President	Date
G. Randall & Sons, Inc.

/s/ Robert S. Sand	June 29, 2015
Robert S. Sand, Cairman and CEO	Date
FBEC Worldwide Inc.

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